Exhibit 99.1

ALPHA PRO TECH, LTD. ANNOUNCES FIRST QUARTER 2024

FINANCIAL RESULTS

Total Sales Decreased by 2.3% to $13.5 Million Compared to the Prior Year Period

Housewrap and Accessory Product Sales Increase by 24.3%

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Alpha Pro Tech, Ltd.	HIR Holdings
Donna Millar	Cameron Donahue
905-479-0654	651-707-3532
e-mail: ir@alphaprotech.com	e-mail: cameron@hirholdings.com

●	Net sales for the first quarter of 2024 were $13.5 million, down 2.3%, compared to $13.8 million for the first quarter of 2023.
o	Building Supply segment sales decreased by $391,000, or 4.5%, to $8.2 million, compared to $8.6 million for the three months ended March 31, 2023.
o	Disposable Protective Apparel segment sales increased by $73,000, or 1.4%, to $5.24 million, compared to $5.17 million for the same period of 2023.
●	Net income for the first quarter of 2024 was $576,000, or $0.05 per diluted share compared to net income of $552,000, or $0.05 per diluted share for the same period of 2023.
●	Cash of $18.5 million and working capital of $50.3 million, with no debt, as of March 31, 2024.

Nogales, Arizona – May 8, 2024 – Alpha Pro Tech, Ltd. (NYSE American: APT), a leading manufacturer of products designed to protect people, products and environments, including disposable protective apparel and building products, today announced financial results for the three month period ended March 31, 2024.

Lloyd Hoffman, President and Chief Executive Officer of Alpha Pro Tech, commented, “The Building Supply segment continues to show strength, as it achieved 7.6% growth on its core building products (excluding other woven materials) in the first quarter of 2024, as compared to the same period of 2023. This was accomplished even though there continues to be economic uncertainty in the housing market due to inflation, high interest rates and historical volatility during election years.

Our housewrap and accessories sales continue to significantly outperform the market, with 24.3% growth in the first quarter of 2024, as compared to the same period of 2023. We continue to make inroads into the multi-family and commercial construction section, with our premium housewrap line (REX™ Wrap Fortis), which was up 13.7% in the first quarter of 2024. We also experienced a 53.3% increase in sales of housewrap accessories in the first quarter. Management expects that we will continue to see positive trends relative to the industry for both our entry level and premium housewrap and housewrap accessories product lines.

The synthetic roof underlayment market has also been affected by the uncertain economic conditions, more offshore competition and a push in the market to reduce product selling prices. Despite these pressures, our synthetic roof underlayment sales performed reasonably well, despite being down 5.4% in the first quarter of 2024 compared to the same period of 2023. We launched our new line of self-adhered roofing products in late 2023 and have already achieved revenue in the first quarter of 2024 and we expect continued revenue growth from this new product line within our current customer base and anticipate expansion into new markets and business segments. Self-adhered roof underlayment has proven to be a good addition to our roof category. Market acceptance has been well received, as evidenced by our sales outpacing expectations. As we progress through the year, we expect these products will lead to additional conversions of our full line of mechanically fastened products. We are currently exploring additional products such as roof deck flashing. As building codes evolve, we see this as an opportunity to capture additional business, specifically in coastal and high wind markets.

Other woven material sales decreased by 71.4% in the first quarter of 2024 compared to the same period of 2023 due to one of our customers being acquired and to a decrease in sales to our major customer, which we believe is an order timing issue. The Company is pursuing new opportunities for other woven material sales that may improve sales, but management does not expect other woven material sales to be a growth driver in 2024.

Management expects growth in the building supply segment in the coming year, especially in housewrap sales. While housing starts are weak nationally, we have continued to grow market share. We also hope to build on our success within the multi-family and commercial segment and the single-family segment. However, there continues to be uncertainty in housing starts and the economy in general that could affect this segment.

Sales of disposable protective garments in the first quarter in 2024 were up by 0.5% because of increased sales to regional and national distributors, partially offset by decreased sales to our major international supply chain partner. However, this partner’s sales to its end users in the first quarter of 2024, calculated using our cost to them, were up approximately 24% compared to our sales to that partner, demonstrating demand for our products. Orders from this major international supply chain partner have been much stronger than normal recently, which we expect will result in higher sales in the coming quarter to this supply chain partner, compared to the current quarter. We expect continued growth for disposable protective garments in 2024.

Face mask and face shield sales are still suffering from the post COVID-19 residual excess inventories at the distributor level, but sales in the fourth quarter of 2023 and first quarter of 2024 showed improvement and approximately doubled as compared to the prior two quarters. The market continues to be saturated with products but we’re cautiously optimistic that face mask and face shield sales will show growth in the coming year,” concluded Mr. Hoffman.

Net sales

Consolidated sales for the three months ended March 31, 2024, decreased to $13.5 million, from $13.8 million for the three months ended March 31, 2023, representing a decrease of $318,000, or 2.3%. This decrease consisted of decreased sales in the Building Supply segment of $391,000, partially offset by increased sales in the Disposable Protective Apparel segment of $73,000.

Building Supply Segment:

Building Supply segment sales for the three months ended March 31, 2024, decreased by $391,000, or 4.5%, to $8.2 million, compared to $8.6 million for the three months ended March 31, 2023. The Building Supply segment decrease during the three months ended March 31, 2024, was primarily due to a 5.4% decrease in sales of synthetic roof underlayment and a 71.4% decrease in sales of other woven material, partially offset by a 24.3% increase in sales of housewrap compared to the same period of 2023. Our core Building Supply products, which include housewrap, and synthetic roof underlayment, was up 7.6% in the first quarter of 2024 as compared to the same period of 2023.

The sales mix of the Building Supply segment for the three months ended March 31, 2024, was approximately 40% for synthetic roof underlayment, 56% for housewrap and 4% for other woven material. This compared to approximately 41% for synthetic roof underlayment, 45% for housewrap and 14% for other woven material for the three months ended March 31, 2023.

Disposable Protective Apparel Segment:

Sales for the Disposable Protective Apparel segment for the three months ended March 31, 2024, increased by $73,000, or 1.4%, to $5.2 million, compared to $5.2 million for the same period of 2023. This segment increase was due to a 0.5% increase in sales of disposable protective garments, a 6.3% increase in sales of face masks and a 7.6% increase in sales of face shields.

The sales mix of the Disposable Protective Apparel segment for the three months ended March 31, 2024, was approximately 84% for disposable protective garments, 11% for face masks and 5% for face shields. This sales mix is compared to approximately 85% for disposable protective garments, 11% for face masks and 4% for face shields for the three months ended March 31, 2023.

Gross profit

Gross Profit. Gross profit increased by $435,000, or 8.7%, to $5.4 million for the three months ended March 31, 2024, from $5.0 million for the three months ended March 31, 2023. The gross profit margin was 40.2% for the three months ended March 31, 2024, compared to 36.1% for the three months ended March 31, 2023.

The gross profit margin in 2024 was positively affected by a margin increase in both the Disposable Protective Apparel and Building Supply segments. Management expects the gross profit margin could be negatively affected by the ongoing wars in Ukraine and the Middle East, which have resulted in increased freight rates.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased by $534,000, or 12.4%, to $4.8 million for the three months ended March 31, 2024, from $4.3 million for the three months ended March 31, 2023. As a percentage of net sales, selling, general and administrative expenses increased to 36.0% for the three months ended March 31, 2024, from 31.3% for 2023.

The change in expenses by segment for the three months ended March 31, 2024, was as follows: Disposable Protective Apparel was up by $108,000, or 8.6%; Building Supply was up by $100,000, or 5.3%; and corporate unallocated expenses were up by $326,000, or 27.8%. The increase in the Disposable Protective Apparel segment expenses was primarily related to increased employee compensation, tradeshow expenses and rent expenses, partially offset by decreased travel expenses and insurance expenses. The increase in the Building Supply segment expenses was related to increased employee compensation, sales commission and general factory expenses, partially offset by a decrease in travel expenses. The increase in corporate unallocated expenses was primarily due to increased employee compensation, stock option and restricted stock expenses, professional fees, insurance expenses and general office expenses.

Income from Operations

Income from operations decreased by $100,000, or 23.5%, to $326,000 for the three months ended March 31, 2024, compared to $426,000 for the three months ended March 31, 2023. The decreased income from operations was primarily due to an increase in selling, general and administrative expenses of $534,000 and an increase in depreciation and amortization expenses of $1,000 partially offset by an increase in gross profit of $435,000. Income from operations as a percentage of net sales for the three months ended March 31, 2024, was 2.4%, compared to 3.1% for 2023.

Other Income

Other income increased by $129,000 to income of $396,000 for the three months ended March 31, 2024, compared to $267,000 for the same period of 2023. The increase was primarily due to an increase in equity in income of unconsolidated affiliate of $29,000 and an increase in interest income of $100,000.

Net Income

Net income for the three months ended March 31, 2024, was $576,000 compared to net income of $552,000 for the same period of 2023, representing an increase of $24,000, or 4.3%. The net income increase between the first quarter of 2023 and 2024 was due to an increase in income before provision for income taxes of $29,000 partially offset by an increase in provision for income taxes of $5,000. Net income as a percentage of net sales for the three months ended March 31, 2024, was 4.3%, and net income as a percentage of net sales for the same period of 2023 was 4.0%. Basic and diluted earnings per common share for each of the three month periods ended March 31, 2024 and 2023, were $0.05.

Balance Sheet

As of March 31, 2024, the Company had cash and cash equivalents (“cash”) of $18.5 million, compared to $20.4 million as of December 31, 2023. The decrease in cash from December 31, 2023, was due to cash used in operating activities of $1.2 million, cash used in investing activities of $83,000 and cash used in financing activities of $616,000. Working capital totaled $50.3 million and the Company’s current ratio was 25:1 as of March 31, 2024, compared to a current ratio of 21:1 as of December 31, 2023.

Inventory increased by $638,000, or 3.2%, to $20.8 million as of March 31, 2024, from $20.1 million as of December 31, 2023. The increase was due to an increase in inventory for the Building Supply segment of $1.4 million, or 20.6%, to $8.4 million, partially offset by a decrease in inventory for the Disposable Protective Apparel segment of $798,000, or 6.1%, to $12.4 million.

Colleen McDonald, Chief Financial Officer, commented, “During the three months ended March 31, 2024, we repurchased 270,000 shares of common stock under our stock repurchase program at a cost of $1.4 million. As of March 31, 2024, the company has repurchased a total of 20.7 million shares of common stock at a cost of approximately $51.7 million through our repurchase program. We retire all stock upon repurchase. Future repurchases are expected to be funded from cash on hand and cash flows from operating activities. As of March 31, 2024, we had $777,000 available for additional stock repurchases under our stock repurchase program. Subsequent to the quarter ending March 31, 2024, we announced an additional $2.0 million expansion to our share repurchase program.”

The Company currently has no outstanding debt and believes that the current cash balance will be sufficient to satisfy projected working capital needs and planned capital expenditures for the foreseeable future.

About Alpha Pro Tech, Ltd.

Alpha Pro Tech, Ltd. is the parent company of Alpha Pro Tech, Inc. and Alpha ProTech Engineered Products, Inc. Alpha Pro Tech, Inc. develops, manufactures and markets innovative disposable and limited-use protective apparel products for the industrial, clean room, medical and dental markets. Alpha ProTech Engineered Products, Inc. manufactures and markets a line of construction weatherization products, including building wrap and roof underlayment. The Company has manufacturing facilities in Salt Lake City, Utah; Nogales, Arizona; Valdosta, Georgia; and a joint venture in India. For more information and copies of all news releases and financials, visit Alpha Pro Tech’s website at http://www.alphaprotech.com.

Certain statements made in this press release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that may predict, forecast, indicate or imply future results, performance or achievements instead of historical facts and may be identified generally by the use of forward-looking terminology and words such as “expects,” “anticipates,” “estimates,” “believes,” “predicts,” “intends,” “plans,” “potentially,” “may,” “continue,” “should,” “will” and words of similar meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, expectations regarding order volume, timing of fulfillment of orders, production capacity and our plans to ramp up production and expand capacity, product demand, availability of raw materials and supply chain access, margins, costs, expenditures, cash flows, sources of capital, growth rates and future financial and operating results are forward-looking statements. We caution investors that any such forward-looking statements are only estimates based on current information and involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. We cannot give assurances that any such statements will prove to be correct. Factors that could cause actual results to differ materially from those estimated by us include the risks, uncertainties and assumptions described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K. Specifically, these factors include, but are not limited to, our exposure to foreign currency exchange risks related to our unconsolidated affiliate operations in India; potential failure to remediate the material weakness in our internal controls; our partnership with a joint venture partner; the loss of any major customer or a reduction in order volume by our customers; the inability of our suppliers and contractors to meet our requirements; potential challenges related to international manufacturing; the inability to protect our intellectual property; competition in our industry; customer preferences; the timing and market acceptance of new product offerings; changes in global economic conditions; security breaches or disruptions to the information technology infrastructure; risks related to climate change and natural disasters or other events beyond our control; the impact of legal and regulatory proceedings or compliance challenges; and volatility in our common stock price and our investments. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release. Given these uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

-- Tables follow --

Condensed Consolidated Balance Sheets (Unaudited)

	March 31,	December 31,
	2024	2023 (1)
Assets
Current assets:
Cash and cash equivalents	$18,510,000	$20,378,000
Accounts receivable, net	6,426,000	5,503,000
Accounts receivable, related party	1,057,000	1,042,000
Inventories, net	20,769,000	20,131,000
Prepaid expenses	5,627,000	6,010,000
Total current assets	52,389,000	53,064,000

Property and equipment, net	5,426,000	5,587,000
Goodwill	55,000	55,000
Right-of-use assets	9,451,000	4,810,000
Equity investment in unconsolidated affiliate	5,391,000	5,247,000
Total assets	$72,712,000	$68,763,000

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$713,000	$802,000
Accrued liabilities	449,000	1,103,000
Lease liabilities	903,000	661,000
Total current liabilities	2,065,000	2,566,000

Lease liabilities, net of current portion	8,562,000	4,187,000
Deferred income tax liabilities, net	442,000	442,000
Total liabilities	11,069,000	7,195,000
Commitments and contingencies
Shareholders' equity:
Common stock, $.01 par value: 50,000,000 shares authorized; 11,372,878 and 11,416,212 shares outstanding as of March 31, 2024 and December 31, 2023, respectively	114,000	114,000
Additional paid-in capital	16,861,000	16,339,000
Retained earnings	46,099,000	46,552,000
Accumulated other comprehensive loss	(1,431,000)	(1,437,000)
Total shareholders' equity	61,643,000	61,568,000
Total liabilities and shareholders' equity	$72,712,000	$68,763,000

(1) The condensed consolidated balance sheet as of December 31, 2023, has been prepared using information from the audited consolidated balance sheet as of that date.

Condensed Consolidated Statements of Income (Unaudited)

	For the Three Months Ended
	March 31,
	2024	2023

Net sales	$13,482,000	$13,800,000

Cost of goods sold, excluding depreciation and amortization	8,065,000	8,818,000
Gross profit	5,417,000	4,982,000

Operating expenses:
Selling, general and administrative	4,847,000	4,313,000
Depreciation and amortization	244,000	243,000
Total operating expenses	5,091,000	4,556,000

Income from operations	326,000	426,000

Other income:
Equity in income of unconsolidated affiliate	138,000	109,000
Interest income, net	258,000	158,000
Total other income	396,000	267,000

Income before provision for income taxes	722,000	693,000

Provision for income taxes	146,000	141,000

Net income	$576,000	$552,000

Basic earnings per common share	$0.05	$0.05

Diluted earnings per common share	$0.05	$0.05

Basic weighted average common shares outstanding	11,285,296	12,150,067

Diluted weighted average common shares outstanding	11,389,394	12,193,602

xxx